Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use of our report dated October 28, 2025, on the audited balance sheet of Connect Invest IIII, LLC as of September 30, 2025, and the related statements of operations, member’s equity, and cash flows, and the related notes to the financial statements for the period from August 11, 2025 (Date of Incorporation) to September 30, 2025, included in this Regulation A Offering Circular of Connect Invest IIII, LLC, on Form 1-A, and to the reference to our firm under the heading “Experts”.

Very truly yours,

Assurance Dimensions, LLC
Coral Springs, Florida
June 09, 2026